                                                                     EXHIBIT 4.6



                          REDEMPTION AND EXCHANGE AGREEMENT

     This REDEMPTION AND EXCHANGE AGREEMENT, dated as of July 16, 1998 (this "Agreement") is entered into by and among Genus, Inc. (the "Company"), Southbrook International Investments, Ltd. ("Southbrook"), Westover Investments L.P. ("Westover"), Montrose Investments, Ltd. ("Montrose"), Brown Simpson Strategic Growth Fund, L.P. ("Brown Simpson, L.P.") and Brown Simpson Strategic Growth Fund, Ltd. ("Brown Simpson Ltd."; and collectively, with Southbrook, Westover, Montrose and Brown Simpson, L.P., the "Purchasers").

     A. The Company and the Purchasers entered into the Convertible Preferred Stock Purchase Agreement, dated as of February 2, 1998 (the "Stock Purchase Agreement"), pursuant to which the Company sold 100,000 shares of its 6% Series A Convertible Preferred Stock (the "Series A Shares") which have the rights, preferences and privileges set forth in the Certificate of Determination of the Company filed with the California Secretary of State as of February 3, 1998 (the "Series A Certificate of Determination").

     B. The Company has entered into a Asset Purchase Agreement, dated as of April 15, 1998, with Varian Associates, Inc. ("Varian") pursuant to which the Company is selling certain assets to Varian (the "Varian Sale").

     NOW, THEREFORE, in consideration of the mutual promises, representations, warrants and conditions set forth herein, and intending to be legally bound, the Company and the Purchasers agree as follows:

     1. REDEMPTION. The Company and Purchasers, severally and not jointly, hereby agree that the Company will redeem and the Purchasers will tender for redemption (the "Redemption") on the business day following the closing of and the Company's receipt of proceeds from the Varian Sale that number of Series A Shares as is set forth opposite such Purchaser's name below (collectively, the "Redeemed Series A Shares") for the redemption price set forth opposite such Purchaser's name below:


                    Purchaser           Shares    Redemption Price
          --------------------------    ------    ----------------
          Southbrook                    35,000    $ 2,362,500.00
          Westover                      11,200    $   756,000.00
          Montrose                      16,800    $ 1,134,000.00
          Brown Simpson, L.P.            1,400    $    94,500.00
          Brown Simpson, Ltd.            5,600    $   378,000.00
                                        ------    ----------------
          Total:                        70,000    $ 4,725,000.00

     2. EXCHANGE. As soon as is practicable after the redemption price described in paragraph 1 has been paid to such Purchaser, each Purchaser agrees severally and not jointly that it will exchange (the "Exchange") each remaining Series A Share held by it (collectively, the "Non-Redeemed Series A Shares") for a newly issued share of Series B Convertible Preferred Stock ("Series B Shares") having the rights, preferences and privileges set forth in the Certificate of Determination attached hereto as Exhibit A (the "Series B Certificate of Determination"). The Series B Shares will be issuable as follows:



               Purchaser        Remaining Series A Shares     Series B Shares Issuable
          -------------------   -------------------------     ------------------------
          Southbrook                     13,000 (*)                   13,000
          Westover                        4,800                        4,800
          Montrose                        7,200                        7,200
          Brown Simpson, L.P.               600                          600
          Brown Simpson, Ltd.             2,400                        2,400
                                         ------                       ------
          Total:                         28,000                       28,000



An original copy of the Series B Certificate of Determination has been filed with the California Secretary of State. For purposes of the Series A Certificate of Determination, the Series B Shares shall be considered a "series of Preferred Stock issued and sold in accordance with the Purchase Agreement" and the signatures of all of the Purchasers below shall be deemed to be an affirmative vote of the holders of the Series A Shares permitting the issuance of the Series B Shares. The parties agree that the Stock Purchase Agreement shall be deemed amended to the extent necessary to reflect the agreements set forth herein and Section 1.3(b) of the Stock Purchase Agreement shall be of no further force and effect.

     3. ESCROW. Immediately upon receipt of the proceeds of the Varian Sale, the Company will wire into the client trust account of Wilson Sonsini Goodrich & Rosati, P.C. ("WSGR"), the sum of $4,725,000 (the "Redemption Amount"). Each Purchaser agrees to deliver all certificates representing the Series A Shares (the "Series A Certificates") held by it, duly endorsed for transfer, to WSGR, which will act as escrow agent (in such capacity, "Escrow Agent"), not later than the business day after receipt by such Purchaser of notice from Escrow Agent that Escrow Agent has received the Redemption Amount in its client trust account. Upon tender of all of the Series A Certificates for redemption and receipt of written direction from each Purchaser (or such Purchaser's representative), Escrow Agent will cause the applicable Redemption Price to be wired to each Purchaser according to wire instructions provided by each such Purchaser to Escrow Agent and the

---------------
(*)Southbrook previously converted 2,000 shares.


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

Redemption will be deemed completed. If Escrow Agent does not receive the Redemption Amount by July 31, 1998, a majority in interest of the Purchasers shall have the right to terminate this Agreement by notice to the Company and to Escrow Agent and in such case Escrow Agent will return the Redemption Amount to the Company and the Series A Certificates to the Purchasers. If Escrow Agent has received the Redemption Amount, but one or more of the Purchasers has not tendered its Series A Certificate to the Company by July 31, 1998, the Company shall have the right to either except the tendered Series A Shares for redemption or terminate this Agreement by notice to the Escrow Agent and the Purchasers.

     4. COMPLETION OF EXCHANGE. Unless otherwise directed by the Company or a Purchaser, Escrow Agent will continue to hold the Series A Certificates pending exchange of the remaining Series A Shares for Series B Shares. Within one business day of the closing of the Varian Sale, the Company shall deliver to Escrow Agent certificates representing the Series B Shares to be held in escrow pending the completion of the Exchange. The exchange of the Non-Redeemed
Series A Shares for the newly issued Series B Shares shall be deemed completed concurrently with the declaration of effectiveness of the Post-Effective Amendment (as defined below) with the Securities and Exchange Commission (the "SEC") without further action on the part of any party and Escrow Agent is authorized to deliver the applicable certificates representing the Series B Shares to each Purchaser and to cancel each Series A Certificate immediately after the Post-Effective Amendment is declared effective; PROVIDED, HOWEVER, that if the SEC objects to the conditioning of the Exchange upon the effectiveness of the Post-Effective Amendment, then the Company shall amend the Post-Effective Amendment filing to provide that the Exchange shall take place upon the filing of such amended Post-Effective Amendment and the Exchange shall be deemed completed immediately prior to the filing of such Amended Post-Effective Amendment and Escrow Agent will be authorized to deliver the applicable certificates representing the Series B Shares to each Purchaser and to cancel each Series A Certificate immediately after such filing.

     5. SEC FILING. The Company agrees that, not later than the third business day after the later to occur of (i) the closing of the Varian Sale and
(ii) the date on which the Company is notified that the Secretary of State of the State of California has accepted for filing the Series B Certificate of Determination (the "Filing Date"), it will file a post-effective amendment (the "Post-Effective Amendment") to the Company's existing effective Registration Statement (as defined in the Registration Rights Agreement as defined below) with the SEC which would provide that the Registration Statement covers resales of the Common Stock issuable upon conversion of the Series B Shares. The Purchasers will be provided with drafts and given a reasonable opportunity to comment upon the Post-Effective Amendment. The provisions of the Registration Rights Agreement, dated as of February 2, 1998 (the "Registration Rights Agreement"), among the Company and the Purchasers shall remain in effect, except that (i) the references therein to the Registration Statement with respect to the Series A Shares shall be deemed to refer to such Registration Statement as amended by the Post-Effective Amendment and which is applicable to the resale of the Common Stock issuable upon conversion of the Series B Shares, (ii) all references to the "Series B Shares" therein shall not be applicable and all references to the "Series B Warrants" therein shall be deemed deleted and (iii) for purposes of the Post-Effective Amendment, the requirement to register 200% of the maximum number of shares of Common Stock into which the Series B Shares are convertible as set forth in Clause (1) of the definition of "Registrable Securities" in the Registration Rights Agreement shall be waived and the Company shall instead be required, pursuant to such Clause (1) of such definition, to register 100% of the maximum number of shares of Common Stock into which the Series B Shares are convertible. The Purchasers acknowledge and agree that use of the prospectus under the Registration Statement for the resale of Common Stock shall be suspended from the date hereof until the Post-Effective Amendment is declared effective by the SEC and that no penalty in respect thereof shall be applicable, notwithstanding any term of the Purchaser Agreement or the Registration Rights Agreement. The Company will use its reasonable best efforts to have the Post-Effective Amendment declared effective as soon as possible after filing. If the Company has not taken action to cause the Post-Effective Amendment to become effective within 5 days of receiving notice from the SEC that the Post Effective Amendment will not be reviewed or that any such review is complete, or if the Company fails to respond to comments from the SEC within 10 days of receiving such comments, then a majority in interest of the Purchasers shall have the right to terminate this Agreement with respect to the Exchange and the Non-Redeemed Series A Shares shall remain outstanding, and the Purchasers shall again be permitted to utilize the prospectus existing with respect to the Series A Shares as in effect prior to the filing of the Post-Effective Amendment.

     6. TRANSFER AGENT INSTRUCTIONS. Contemporaneously with the issuance of the Series B Shares, the Company shall deliver transfer agent instructions to the transfer agent of the Company's Common Stock comparable to those delivered in connection with the Series A Shares. The Series B shares and the Common Stock issuable upon conversion thereof shall have restrictions on transfer and shall bear legends which are the same as those applicable to the Series A Shares.

     7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants as follows:

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

     (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (i) are within the power of Company and (ii) have been duly authorized by all necessary actions on the part of Company. Upon issuance, the Series B Shares and the Common Stock issuable upon conversion thereof will be validly issued, fully paid and non-assessable.

     (c) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

     (d) The execution and delivery by Company of this Agreement and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Articles of Incorporation or Bylaws of the Company or any material judgment, order, writ, decree, statute, rule or regulation applicable to Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to Company, its business or operations, or any of its assets or properties.

     (e) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person is required in connection with the execution and delivery of this Agreement and the performance and consummation of the transactions contemplated thereby, other than the acceptance of the Series B Certificate of Determination with the California Secretary of State, the filing of the Post-Effective Amendment with and the declaration of effectiveness thereof by the SEC and any filings that may be required with the Nasdaq Stock Market.

     (f) The Company has paid no commission or other remuneration directly or indirectly to any person for soliciting the Exchange.

     (g) Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Series B Shares under the Securities Act of 1933, as amended.

     8. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser severally represents and warrants as follows:

     (a) Such Purchaser is a corporation duly incorporated or a limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation with the requisite power and authority to enter into and perform the transactions contemplated hereby.

     (b) The execution, delivery and performance by such Purchaser of this Agreement and the consummation of the transactions contemplated hereby (i) are within the power of such Purchaser and (ii) have been duly authorized by all necessary actions on the part of such Purchaser.

     (c) This Agreement has been duly executed and delivered by such Purchaser and constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

     (d) Each Purchaser acknowledges that it has reviewed or had the opportunity to review all of the Company's filings with the SEC required under the Securities Exchange Act of 1934, as amended, including without limitation the Proxy Statement for Annual Meeting of Shareholders, dated as of June 29, 1998, which relates to, among other things, the Varian Sale.

     9. ESCROW AGENT. In its capacity as Escrow Agent, WSGR shall act only upon the written direction of the Company and/or each of the Purchasers (or their representative), as described herein, and shall be fully protected in relying on the correctness of all written instructions, notices, certificates and documents which the Escrow Agent believes to be genuine and in complying with the instructions therein. Escrow Agent shall in no event be liable for any act taken or omitted hereunder for any reason, except as a result of its gross negligence or willful misconduct. The Escrow Agent's duties and responsibilities shall be limited to those expressly set forth in this Agreement. In the event that Escrow Agent becomes involved in any dispute by reason hereof, it is hereby authorized to deposit with the clerk of a court of competent jurisdiction any funds or certificates held by it and its shall be fully relieved and discharged of any further duties hereunder. The Escrow Agent shall be a third party beneficiary of this Agreement.

     10.  APPOINTMENT OF REPRESENTATIVE.  Each of the Purchasers appoints Robert
L. Miller as its representative for purposes of directing Escrow Agent to take actions contemplated under this Agreement.

     11. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of laws thereof.

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned executed this Agreement as of the date first written above.

                                   GENUS, INC.

                                   By: /s/ William W. R. Elder
                                      ------------------------------------------
                                   Name:   William W.R. Elder
                                   Title:  Chairman and Chief Executive Officer

                                   SOUTHBROOK INTERNATIONAL INVESTMENTS, LTD.

                                   By: /s/ Robert L. Miller
                                      ------------------------------------------
                                   Name:
                                   Title:

                                   WESTOVER INVESTMENTS L.P.

                                   By: /s/ Lawrence H. Lebowitz
                                      ------------------------------------------
                                   Name: Lawrence H. Lebowitz
                                   Title:  Authorized Signatory

                                   MONTROSE INVESTMENTS, LTD.

                                   By: /s/ Lawrence H. Lebowitz
                                      ------------------------------------------
                                   Name: Lawrence H. Lebowitz
                                   Title: Authorized Signatory

                                   BROWN SIMPSON STRATEGIC GROWTH FUND, L.P.

                                   By: /s/ Mitchell Kaye
                                      ------------------------------------------
                                   Name:
                                   Title:

                                   BROWN SIMPSON STRATEGIC GROWTH FUND, LTD.

                                   By: /s/ Mitchell Kaye
                                      ------------------------------------------
                                   Name:
                                   Title:


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